Zion Oil & Gas Newsletter
Friday, May 27, 2011

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Dear Shareholder and/or Friend of Zion...

Our mission is to explore for oil and gas in Israel and the State of Israel has granted Zion Oil & Gas petroleum exploration licenses that enable us to carry out our work.

Yesterday, Thursday, May 26, 2011, we received the formal documentation relating to our new Jordan Valley License from Israel's Petroleum Commissioner. The area of this license is approximately 226 square kilometers (equal to 55,845 acres).

Zion's Joseph License and Asher-Menashe License cover a total of approximately 162,000 acres. So, together with the Jordan Valley License, we now have a total of approximately 218,000 acres of petroleum exploration license area in northern Israel. This past week President Barack Obama called for a Middle East peace agreement based partly on boundaries in place before Israel's territorial gains in the 1967 war (the Six Day War). I know that some of our stockholders will want to know how proposed peace treaties and border changes could impact on Zion Oil & Gas and their investment.

Please note that all of Zion's current exploration areas fall within the pre-1967 borders. So, any proposed border changes as a result of peace treaty negotiations are highly unlikely to affect our licenses or our work.

As you can read below, our drilling operations during the past two weeks at the “Ma’anit-Joseph # 3 site have been proceeding well. We believe that penetrating the Permian geological layer with its potential for reservoirs is now very close within our grasp. We are all energized by the thought that, after years of work, we may soon achieve one of our long sought after goals.

We are careful to report on our operations in a fair and unbiased manner. When there have been problems, we have reported on them. On the other hand, when there is good news, I believe that we should also share that information - but in a way that does not cause unrealistic expectations.

During the last few days, we have been monitoring shows of natural gas coming out of the well. When we drilled the Ma'anit-Rehoboth #2 well, we also saw some indications of natural gas, but not as much as we have seen this past week. At this stage, all we can report is that we have seen evidence of hydrocarbons at the Ma’anit-Joseph #3 well. We cannot say anything about whether the current well will ultimately prove commercial or not. But clearly, this makes us all the more determined to continue to drill deeper into what we perceive to be the Permian targets in this well.

I'll conclude with a quote from Israel's outgoing Petroleum Commissioner, Dr. Ya'akov Mimran, who retires on May 31, 2011. This week, in an interview about Israel's oil & gas industry, published by "Globes" (Israel's business journal), he said:

"I'm very optimistic about both gas and oil discoveries. We're in a good place on the road. I also have faith in onshore wells by companies such as...  Zion Oil & Gas Inc. (NASDAQ:ZN), which are targeting deep strata..."

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Turning to our upcoming Annual Meeting of Stockholders, as this is so important to our good administration, I want to repeat a very important message for you, if you are a Zion Stockholder.

Zion's 2011 Annual Meeting of Stockholders will be held at:

The Westin Galleria Hotel, Dallas, Texas

on Tuesday, June 21, 2011

starting at: 2:00 p.m.

We have mailed material to you regarding the 2011 Annual Meeting. This will include a voting card so that you can vote your shares. The regulations concerning voting have recently changed, so it is very important that you support Zion by exercising your right to vote.

You can vote by:

(i) the internet (go to www.proxyvote.com)

(ii) telephoning: 1-800-690-6903

(iii) mail (by returning your voting card).

Zion has a great number of individual stockholders (as opposed to a few large institutions holding large blocks of stock), so please watch out for your voting card and take the few minutes to vote. Without your support with voting, we may have difficulty in properly administering Zion Oil & Gas, Inc. We depend on you to support us, so..

Drilling Operations at the Ma'anit-Joseph #3 Wellsite

Since the previous update, we have continued to “drill ahead” towards our bottom-hole target in the Permian geologic layer.

We have been drilling with PDC (Polycrystalline Diamond Compact) bits and generally have had excellent penetration rates and drill bit lives.  One of our bits drilled an exceptionally long 1,600 feet (488 meters) before needing to be replaced.

Aside from routine testing of our blow-out prevention equipment, normal drilling operations in the past two weeks were briefly interrupted by a minor fishing operation to recover some PDC bit cutters and repair work to replace a leaking drilling rig swivel.

As of today, Friday May 27, 2011, we have reached a total measured depth of 17,276 feet (5,266 meters) and continue to drill towards our bottom-hole target of 19,360 feet (5,900 meters) in the Permian geologic layer.

Based on current projections and barring any unforeseen complications, we should reach this in mid to late June 2011.  At that time we will acquire and assess open hole log data about the Permian formation to determine if we should run casing and perform production testing operations.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel.

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information

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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com) at: Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231. Tel: 1-214-221-4610    1-214-221-4610